Exhibit 99.1

Neomagic(R) Announces Sethi Will Not Run for Re-Election to NeoMagic Board of
                                  Directors

    SANTA CLARA, Calif., March 26 /PRNewswire-FirstCall/ -- NeoMagic Corporation (Nasdaq: NMGC), a pioneer in Applications Processors for multimedia-rich mobile phones, PDAs and other mobile handheld systems, today announced that Vinit Sethi, who was elected to NeoMagic's board of directors on July 3, 2003, has decided not to run for re-election at its annual meeting of stockholders this July.

    "We thank Vinit for his contributions as a board member during an important year of transition for our company," said Prakash Agarwal, president and chief executive officer of NeoMagic. "Vinit's involvement on our board demonstrates our commitment to shareholder transparency and excellence in corporate governance."

    "While I appreciate the opportunity to continue serving as a director, we are satisfied with the company's progress and success over the last year and we wish the company well in its efforts going forward," said Sethi, a partner of Greenlight Capital, a value oriented investment firm.
    NeoMagic's shares have appreciated significantly since Mr. Sethi's nomination to the board was announced last May. The company is actively engaged in a search for a nominee to replace Mr. Sethi on the board of directors when his term expires this July.

    About NeoMagic
    NeoMagic Corporation, based in Santa Clara, California, enables new generations of handheld systems with Applications Processors that are designed to offer the lowest power, smallest form-factor and best multimedia features and performance. The Company is a pioneer in the integration of complex logic, memory and analog circuits into single-chip solutions. Information on the company may be found on the World Wide Web at www.neomagic.com.

SOURCE  NeoMagic Corporation
    -0-                             03/26/2004
    /CONTACT: Willa McManmon, Director, Corporate Communications of NeoMagic Corporation, +1-408-486-3955/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20020802/NMGCLOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, +1-888-776-6555 or +1-212-782-2840/
    /Web site:  http://www.neomagic.com /
    (NMGC)

CO:  NeoMagic Corporation; Greenlight Capital
ST:  California
IN:  CPR SEM ECP
SU:  PER